Press Release                                     Source: SVC Financial Services

SVC Financial Completes Strategic Funding Round
Monday October 3, 7:00 am ET

Investment Enables Company to Address Increasing Market Demand for Remittances, Debit Cards and Payment Processing

SAN FRANCISCO, CA--(MARKET WIRE)--Oct 3, 2005 -- SVC Financial Services, Inc. (OTC BB:SVCX.OB - News), a leading innovator of media and mobile transaction solutions, today announced the completion of a funding round designed to enable the company to accelerate the deployment of its products nationally and internationally. Joseph Stevens & Co., a New York-based broker-dealer, acted as the placement agent in the transaction. The terms of the transaction are set forth in the company's current report on Form 8-K that was filed with the Securities and Exchange Commission today.

The investment is SVC Financial's latest milestone in its strategy to build the sales, marketing and support infrastructure required to address the rapidly increasing near-term global demand for its products. The funding comes on the heels of the company's recent announcement that it was expanding its Scoot Mobile Money product to a wider array of mobile devices. Scoot Mobile Money allows any cell phone user to store, send, receive and transact funds anywhere in the world. SVC notes that Scoot mobile money is the unsurpassed low-cost solution to meet the ever-increasing global demand for funds transfer, un-banked money management, and secure payment remittances and reimbursements.

"This round provides resources for SVC Financial to intensify a range of initiatives aimed at making Scoot the premier 'mobile money' product on the market today; such as brand marketing and co-op support for our distribution partners, such as Merit Financial, one of the premier distributors of prepaid and stored value cards in the United States," said Christopher Haigh, SVC Financial CEO. "We are especially pleased that a quality investor such as Alpha Capital recognizes the tremendous potential of SVC Financial as we become a sizeable force in these high-growth markets."

About SVC Financial Services

SVC Financial Services, Inc. (OTC BB:SVCX.OB - News) is a leading global innovator of media and mobile transaction solutions that are easy to use, highly secure, and extremely cost effective.

SVC has pioneered the revolutionary Scoot Mobile Money(TM) Card allowing anyone with a cell phone to store, send and receive funds anywhere in the world. Scoot Mobile Money is a low-cost, global approach to supporting the large and fast-growing markets for funds transfer, un-banked money management, and secure payment remittances and reimbursements. SVC Transaction Gateway(C) includes a profitable micro-payment system, credit card processing, and digital asset management, and Fraud Barricade(TM).

More information about the Company may be obtained at www.svcfinancial.com and www.getscoot.com.

Safe Harbor Statement

Except for historic information contained in this release, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results in the future to differ materially from forecasted results. These risks and uncertainties include, among other things, the company's ability to attract qualified management, raise sufficient capital to execute its business plan, and effectively compete against similar companies.


Contact:
          Contact:
          Chris Haigh
          CEO
          SVC Financial Services, Inc.
          866/370-9600
          http://www.svcfinancial.com
          ---------------------------

          Nagle & Ferri, LLC
          Bob Ferri or Frank Nagle
          415/575-1999